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                                                                     EXHIBIT 2.3

                                                                  CONFORMED COPY
                                                                  --------------

                          AGREEMENT WITH SHAREHOLDERS
                          ---------------------------

     This Agreement with Shareholders is made and entered into as of January 28, 2000, by and between SMITHFIELD FOODS, INC., a Virginia corporation (the "Company"), and each of WENDELL H. MURPHY, HARRY D. MURPHY, JOYCE M. NORMAN, WENDELL H. MURPHY, JR., WENDY MURPHY CRUMPLER, STRATTON K. MURPHY, MARC D. MURPHY AND ANGELA BROWN (each a "Shareholder" and collectively the "Shareholders").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, the Company and the Shareholders are parties to an Acquisition Agreement dated as of November 15, 1999, as amended as of January 1, 2000 (the "Acquisition Agreement"); and

     WHEREAS, pursuant to the Acquisition Agreement and simultaneously with the execution of this Agreement, the Company and the Shareholders are entering into a Registration Rights Agreement and an Escrow Agreement;

     NOW, THEREFORE, for good and valuable consideration, the delivery and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     1.1  Defined Terms.  As used in this Agreement, the following capitalized
          -------------
terms shall have the meanings ascribed to them below:

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

          "Common Stock" means the Common Stock, par value $.50 per share, of the Company.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.
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          "Lockup Shares" means as to each Shareholder (i) initially, the respective shares of Common Stock issued to such Shareholder upon the closing under the Acquisition Agreement on the date hereof, and (ii) upon the making of the post-closing adjustments required by the Acquisition Agreement, such shares
(a) plus the shares of Common Stock additionally issued by the Company to such Shareholder or (b) minus the shares of Common Stock returned by such Shareholder or the Escrow Agent to the Company, as the case may be, pursuant to such adjustments, subject in any case to customary adjustment for any subsequent stock split, stock dividend or similar event.

          "Person" means an individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

          "Voting Securities" means any shares of any class of securities entitled to, or that may be entitled to, vote, including without limitation the Common Stock.


                                  ARTICLE II
                                  AGREEMENTS
                                  ----------


     2.1  Standstill Agreement.  None of the Shareholders will, during the five-
          --------------------
year period subsequent to the date hereof, without the written consent of the Company, singly or as part of a "partnership, limited partnership, syndicate or other group" (within the meaning of Section 13(d)(3) of the Exchange Act), directly or indirectly, individually, together with any other Shareholder, through one or more Affiliates, associates or intermediaries or otherwise:

          (a) make or in any way participate, directly or indirectly, in the making of any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote Voting Securities at any meeting of Company shareholders or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company, or initiate, propose or otherwise solicit holders of Voting Securities for the approval of one or more shareholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act;

          (b) oppose, or form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) opposing, any proposal presented by Company management at any meeting of Company shareholders, or vote against such proposal; or

          (c) acquire or substantially influence the control of the Company, or directly or indirectly participate in the formation of any "group" (within the meaning of

                                                                               2
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Section 13(d)(3) of the Exchange Act) which seeks to acquire beneficial ownership of more than 25% of the outstanding shares of any class of Voting Securities of the Company or to acquire or substantially influence control of the Company; otherwise act, directly or indirectly, alone or in concert with others, to seek to control the Board of Directors of the Company; or solicit, seek to effect, negotiate with or provide any information to any other party with respect to, or make any statement or proposal, whether written or oral, to the Board of Directors of the Company or any director or officer of the Company, or otherwise make any public announcement of any proposal, with respect to any form of business combination transaction involving the Company, including, without limitation, a merger, exchange offer or sale of the Company's assets or instigate any third party to do any of the foregoing.

     2.2  Restrictions on Transfer.  Without the written consent of the Company,
          ------------------------
no Shareholder will, individually or together with any other Shareholder, during the five year period commencing on the date hereof: (i) sell, transfer, donate, pledge, hypothecate, encumber or otherwise agree or arrange to transfer, to one Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than another Shareholder) Shares of Common Stock aggregating 5% or more of the outstanding Common Stock; or (ii) within any 12-month period sell, transfer, donate, pledge, hypothecate, encumber or make any other agreement or arrangement of transfer with respect to, an aggregate number of Lockup Shares equal to or greater than 10% of such Shareholder's Lockup Shares at the date hereof (other than to or with another Shareholder).

                                  ARTICLE III
                                 MISCELLANEOUS
                                 -------------

     3.1  Amendments.  This Agreement may be amended only by written amendment
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signed by the Company and by Shareholders holding a majority of the then outstanding Lockup Shares.

     3.2  Successors, Assigns and Transferees.  No rights under this Agreement
          -----------------------------------
may be assigned or transferred to any Person, other than with the prior written consent of all of the parties hereto, and other than by operation of law.

     3.3  Integration.  This Agreement, the Acquisition Agreement, the Escrow
          -----------
Agreement, the Registration Rights Agreement and any other documents referred to herein or delivered pursuant hereto that form a part hereof contain the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, rights, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings of the parties hereto with respect to its subject matter.

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     3.4  Notices.  All notices required to be given hereunder shall be in
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writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove specified, to the others entitled to notice:


          if to the Company, to:

          Smithfield Foods, Inc.
          200 Commerce Street
          Smithfield, Virginia 23430
          Attention:  Secretary
          Telecopier:  (757)  365-3025
          Telephone Confirmation:  (757) 365-3030


          with copies to:

          McGuire, Woods, Battle & Boothe LLP
          One James Center
          901 E. Cary Street
          Richmond, VA 23219
          Attention:  Sam Young Garrett
          Telecopier:  (804) 775-1061
          Telephone Confirmation:  (804) 775-4384

          If to any of the Shareholders, to:

          Wendell H. Murphy
          Murphy Farms, Inc.
          P.O. Box 759
          U.S. Highway 117 South
          Rose Hill, North Carolina  28458

          with a copy to:

          The Sanford Holshouser Law Firm PLLC
          219 Fayetteville Street, Suite 1000
          P.O. Box 2447
          Raleigh, North Carolina  27602
          Attention:  Reef C. Ivey, II

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          Telecopier:  (919) 829-0272
          Telephone Confirmation:  (919) 755-1800

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

     3.5  Termination.  This Agreement will terminate upon the fifth anniversary
          -----------
of the date hereof.

     3.6  Descriptive Headings.  The headings in this Agreement are for
          --------------------
convenience of reference only and shall not limit, expand or otherwise affect the meaning of the terms contained herein.

     3.7  Severability.  In the event that one or more of the provisions,
          ------------
paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the Company and the Shareholders shall be enforceable to the fullest extent permitted by law.

     3.8  Governing Law.  This Agreement shall be governed by the internal law
          -------------
of the State of North Carolina, without regard to principles of conflicts of law.

     3.9  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party's execution of this Agreement may be evidenced by physical delivery or by telecopier, facsimile or other written communication thereof to the other parties.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              SMITHFIELD FOODS, INC.

                              By:  /s/  Richard J. M. Poulson
                                   ------------------------------
                              Name: Richard J. M. Poulson
                              Title:  Vice President and Senior Advisor
                              To the Chairman

                              THE SHAREHOLDERS

                              /s/  Wendell H. Murphy
                              -----------------------------------
                               Name: Wendell H. Murphy

                              /s/  Harry D. Murphy
                              -----------------------------------
                              Name:  Harry D. Murphy

                              /s/  Joyce M. Norman
                              -----------------------------------
                              Name:  Joyce M. Norman

                              /s/  Wendell H. Murphy, Jr.
                              -----------------------------------
                              Name:  Wendell H. Murphy, Jr.

                              /s/  Wendy Murphy Crumpler
                              -----------------------------------
                              Name:  Wendy Murphy Crumpler

                              /s/  Stratton K. Murphy
                              -----------------------------------
                              Name:  Stratton K. Murphy by Brewer
                                    Ezzell, Attorney in Fact

                              /s/  Marc D. Murphy
                                   ------------------------------
                              Name:  Marc D. Murphy by Brewer
                                    Ezzell, Attorney in Fact

                              /s/  Angela Brown
                              -----------------------------------
                              Name:  Angela Brown

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